UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as
permitted by Rule 14c-5 (d)(2))

☒	Definitive Information Statement

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

(Name of Registrant As Specified in Charter)

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South Dakota Soybean Processors, LLC
100 Caspian Avenue, P.O. Box 500
Volga, South Dakota 57071

NOTICE OF ANNUAL MEETING OF MEMBERS

TO BE HELD ON

JUNE 20, 2006

Members of South Dakota Soybean Processors, LLC:

Notice is hereby given that the Annual Meeting of Members of South Dakota Soybean Processors, LLC (the “Company”)) will be held at 7:00 pm on June 20, 2006 at the Brookings Inn located at 2500 East 6th Street, Brookings, South Dakota, 57006 for the purpose of taking the following action:

1.                                       Receiving the report of management on the business of the Company and the Company’s audited financial statements for the fiscal year ended December 31, 2005, together with the report thereon of Gordon Hughes & Banks, LLP, the Company’s independent auditors;

2.                                       Electing seven members of the Board of Managers from the following nominees:

District 1	Robert Nelson
District 2	Alan Christensen, Ronald Jongeling
District 3	Dan Feige
District 4	James Jepsen
District 5	Naomi Hill, Maurice Odenbrett
District 6	Lyle Trautman
District 7	Gary Kruggel, Dwight Mork, Duane Roiger, and Gary Wertish

3.                                       To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Only those members of record on May 16, 2006 shall be entitled to notice of and to vote in person at the Meeting and any adjournments thereof.  The Information Statement which accompanies this notice contains additional information regarding the proposals to be considered at the Meeting and members are encouraged to read it in its entirety.

All members are cordially invited and encouraged to attend the Annual Meeting and to cast your membership vote in person. Your attendance at the Annual Meeting is important to help assure the presence of a quorum at the Annual Meeting.  If you have any questions regarding the Information Statement, please call us at (605) 627-6100.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Bryce Loomis
Bryce Loomis
President of the Board of Managers

Volga, South Dakota

May 25, 2006

EACH MEMBER IS STRONGLY URGED TO ATTEND THE ANNUAL MEETING IN ORDER TO VOTE.  WE ARE NOT ASKING YOU FOR A PROXY OR A BALLOT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR BALLOT.

South Dakota Soybean Processors, LLC
100 Caspian Avenue, P. O. Box 500
Volga, South Dakota 57071

INFORMATION STATEMENT
ANNUAL MEETING OF MEMBERS
JUNE 20, 2006

VOTING INFORMATION

You may only cast your membership vote by attending the Annual Meeting of Members of South Dakota Soybean Processors, LLC (hereinafter referred to as “we” “us,” “our” or the “Company”) to be held at 7:00 pm on June 20, 2006, at the Brookings Inn located at 2500 East 6th Street, Brookings, South Dakota or at any adjournment thereof.

Outstanding Capital Units and Voting Rights

Members of record at the close of business on May 16, 2006 are entitled to vote at the Annual Meeting. We had 30,419,000 Class A Capital Units issued and outstanding on that date, held by 2,238 members.  Ten percent of the first 100 Class A Members present plus five percent of additional Class A Members, or a total of 117 members, represented in person at the meeting, will constitute a quorum at a meeting of the members.

Each member may only cast one vote on each matter coming to a vote of the members, regardless of the number of capital units owned by such member. A more detailed explanation of your voting rights and the procedures for voting at the Annual Meeting can be found below under the “Voting Procedures” description within the description of the item to be presented to the members.

This Information Statement is being mailed to our members on or about May 31, 2006.  Our 2005 Annual Report on Form 10-K/A is also being mailed to members with this Information Statement.

Attendance and Voting at the Annual Meeting

You are only entitled to vote at the Annual Meeting by attending the meeting and submitting  your vote in person.  We are NOT soliciting mail-in ballots or proxies in advance of the Annual Meeting.  We strongly encourage you to attend the Annual Meeting and vote your capital units at the Annual Meeting.  We are not asking you for a proxy or a ballot and you are requested not to send us a proxy or a ballot.  YOU MAY ONLY VOTE BY ATTENDING THE ANNUAL MEETING.

If you have any questions regarding the information in this Information Statement, please call Beverly Kleinjan, at
(605) 627-6100.

MATTERS TO BE VOTED UPON

I.       ELECTION OF MANAGERS

The first item for consideration at the Annual Meeting is the election of seven members of the Board of Managers (the “Board”) to three-year terms.  Each District will elect ONE Manager.  The elected managers will serve on the Board until the 2009 Annual Meeting.  Petition forms nominating the following members have been submitted to the Nomination Committee of the Board and been approved for presentation to the membership:

Name(s)	District	Geographic Area by State and County

Robert Nelson	District 1	South Dakota : Brookings

Alan Christensen Ronald Jongeling	District 2	South Dakota : Beadle, Brown, Campbell, Clark, Codington, Day, Deuel, Edmunds, Faulk, Grant, Hamlin, Hand, Hughes, Hyde, Kingsbury, McPherson, Marshall, Potter, Roberts, Spink, Sully, Walworth

Dan Feige	District 3	South Dakota : Aurora, Bon Homme, Brule, Buffalo, Charles Mix, Clay, Davison, Douglas, Hanson, Hutchinson, Jerauld, Lake, McCook, Minor, Sanborn, Turner, Union, Yankton

James Jepsen	District 4	South Dakota : Lincoln, Minnehaha, Moody

Naomi Hill Maurice Odenbrett	District 5	Minnesota : Cottonwood, Jackson, Murray, Nobles, Pipestone, Rock Iowa : All Counties

Lyle Trautman	District 6	Minnesota : Lincoln, Lyon, Redwood

Gary Kruggel Dwight Mork Duane Roiger Gary Wertish	District 7	Minnesota : All Other Counties North Dakota : All Counties All Other States

The Board has not taken a position on recommending any of the above nominees for election by the members.

Voting Procedures for Election of Managers

Each member is entitled to cast only one vote for each matter to be voted on at the Annual Meeting—regardless of the number of capital units he or she owns. Thus, each member may only vote for ONE Board nominee from his or her geographic district, and only members present at the Annual Meeting will be entitled to vote.  Provided that there is a quorum, the person receiving a plurality of the votes cast for his or her geographic district will be elected.

The voting district for individual members is determined by the location of your residence, and members that are partnerships, firms, corporations, unincorporated associations, or cooperatives are included in the district where your chief executive office is located. If your residence or chief executive office is outside South Dakota, Minnesota, Iowa or North Dakota but you have a farming operation in one of those states, then you are assigned to the district in which your farming operation is located. If you do not have a residence, chief executive office, or farming operation in South Dakota, Minnesota, Iowa, or North Dakota, then you are assigned to District 7.

Information About Nominees

The following table sets forth certain information, with respect to the nominees for manager of the Company. The number of capital units beneficially owned by the nominees for manager and the continuing managers is set forth below under “Security Ownership of Certain Beneficial Owners, Management and Nominees.”

Name, Address, and Telephone.

Age

Prior Board Member

District

Occupation and Background

Alan Christensen 21056 450th Avenue Arlington, SD 57212-6717	52	—	2

Alan has been a farmer for the past 31 years. He currently serves as a director on the Executive Board of the South Dakota Pork Producers Council, his term expiring in January 2007. He is a member of South Dakota Farm Bureau, South Dakota Soybean Association, and South Dakota Corn Growers Association, and is a former trustee of Trinity Lutheran Church. He received a B.S. degree in Ag Business from South Dakota State University, Brookings, South Dakota in 1976.

Dan Feige 45974 232nd St. Wentworth, SD 57075-9644

	52	1996-2005	3

Dan has been a farmer for the past 29 years. He is a member of the National Corn Growers Association, the American Soybean Association currently serving as 2nd vice president and biodiesel committee chairman. He is past vice president of the Company and past delegate for Associated Milk Producers. He attended the University of South Dakota at Springfield and received an Associate Degree in Diesel Technology with a minor in Education and Business.

Naomi R. Hill 36327 210th Street Brewster, MN 56119	56	—	5

Naomi and her husband have been farmers for the past 34 years. She serves as president of the Brewster American Legion Auxiliary-Unit 464, secretary of 1st United Methodist Board of Trustees and treasurer of Hersey Township. She received a degree in Educational Secretary from Jackson Vocational Tech School, Jackson, Minnesota in 1969.

Name, Address, and Telephone.

Age

Prior Board Member

District

Occupation and Background

James H. Jepsen 48480 231st St. Flandreau, SD 57028-6631	49	1996-2005	4

James has been a farmer for the past 30 years. He is currently a member and was the former president of the South Dakota Soybean Association. He received an Associate of Arts Degree in General Ag from South Dakota State University, Brookings, South Dakota in 1977.

Ronald Jongeling 45950 191st Street Castlewood, SD 57223	63	—	2

Ronald has been a farmer for the last 45 years. He is a member of the South Dakota Soybean Association. He is a former elder and deacon of the Hamlin Reformed Church and a former board member and president of the Estelline School Board. He received a B.A. degree in Math and Science from Northwestern College, Orange City, Iowa in 1967.

Gary Kruggel 30217 State Hwy. 15 Winthrop, MN 55396	44	—	7

Gary has been a farmer for the past 15 years. He also serves as chief executive officer of Air & Ag Supply, Inc., serving since 1997. He received a degree in sales and marketing from Willmar Technical College, Willmar, Minnesota in 1987.

Dwight Mork 1964 300th Street Bellingham, MN 56212	52	—	7

Dwight has been a farmer for the past 32 years. He is a director on the Minnesota Soybean Growers Association, serving as membership chair in 2005, and is a director of the Lac Qui Parle County Soybean Board. He is also a former board member of Chippewa Valley Ethanol Company (CVEC). He attended Willmar Community College in Willmar, Minnesota for one year and the University of Minnesota, Morris, Minnesota for one year.

Robert Nelson 46338 213th Street Volga, SD 57071	61	—	1	Robert has been a farmer for the past 38 years. He received a B.S. degree in Ag from South Dakota State University, Brookings, South Dakota in 1968.

Name, Address, and Telephone.

Age

Prior Board Member

District

Occupation and Background

Maurice Odenbrett 2778 41st St. Fulda, MN 56131	61	1995-2005	5

Maurice has been a farmer for the past 43 years.  He serves as supervisor of the Belfast Township, vice chairperson of the Murray County Township association and trustee of the Finance Council of Saint Gabriel’s Catholic Church in Fulda.

Duane Roiger 16839 County Road 3 Springfield, MN 57087	56	—	7

Duane has been a farmer for the past 29 years. He currently serves on the Farm Business Management Advisory Board at the South Central College in Mankato. He received a degree in fertilizer and feeding livestock from Jackson Vocational Tech, Jackson, Minnesota in 1969, and a degree in Farm Business Management from South Central College, Mankato, Minnesota in 2000.

Lyle R. Trautman 409 Lakeview St. Lake Benton, MN 56149	53	1996-2005	6

Lyle has been a farmer for the past 33 years. He is a member of the Lincoln County Soybean and Corn Growers Associations and the Minnesota Soybean and Corn Growers Associations. He is also a member of the Lake Benton City Council. He attended Mankato State College and University of Minnesota, Waseca.

Gary Wertish 26416 County Rd. 17 Renville, MN 56284	56	—	7

Gary has been a farmer for the past 38 years. He currently serves as Agricultural Director for U.S. Senator Mark Dayton. He also serves as supervisor of Emmet Township and as a board member of the Renville Volunteer Ambulance Association. He received an Associates Degree in Ag Business from Willmar Area Vocational Technical Institute in 1970.

BOARD OF MANAGERS AND COMMITTEES

The table below describes important information about the members of the Board that are not subject to reelection at the 2006 Annual Meeting and are continuing in office.  Messrs. Paul Barthel, Ryan Hill, Dale Murphy, Daniel Potter, Rodney Skalbeck, Delbert Tschakert and Ardon Wek are not eligible to seek re-election.

Name, Address, Telephone and Board Position, if any	Age	Board Member Since	Current Term Expiring	Occupation and Background

Dean Christopherson 32732 Quine Ave. Worthington, MN 56187	58	2004	2007

Dean has been a farmer for the past 34 years. He is president of Nobles County Farm Bureau and a 4-H leader. He is a past director of SouthWest Farm Management and AMPI. Dean is a trustee and committee member of First Covenant Church in Worthington, Minnesota. He attended Worthington Community College for two years and the University of Minnesota for one year.

David Driessen 105 4th St. West Canby, MN 56220	51	2005	2008

David has been a farmer for the past 28 years. He is a past director of the Canby Farmers Grain Coop. He received a B.A. degree in Business Administration from Southwest State University, Marshall, Minnesota in 1977.

Wayne Enger 2090 180th Street Madison, MN 56256	52	2004	2007

Wayne has been a farmer for the past 30 years. He is secretary of the State Line Farmers Cooperative Elevator and was a board member of the Lac Qui Parle County Soybean Producers. He has served as president and treasurer of the Midwest Cattlemen’s Association and is a former member of the Garfield Lutheran Church Board. He received a B.A. degree in Mathematics and German literature from the University of Minnesota-Morris in 1975.

Ronald J. Gorder 19196 471st Ave. Estelline, SD 57234	43	2005	2008

Ronald has been a farmer for the past 24 years. He is president of the Estelline School Board and serves as chairman of the South Dakota Soybean Association. He attended Concordia College in Moorhead, Minnesota.

Kent Howell 212981 464th Ave. Volga, SD 57071	49	2005	2008

Kent has been a farmer for the past 28 years. He is a member of the Volga Fire Department. He received a B.S. degree in Mechanized Ag from South Dakota State University, Brookings, South Dakota in 1977.

Name, Address, Telephone and Board Position, if any	Age	Board Member Since	Current Term Expiring	Occupation and Background
Jerome L. Jerzak 2974 County Hwy 5 Ivanhoe, MN 56142	58	2005	2008

Jerome has been a farmer for the past 41 years. He is a member of the Minnesota Crop Improvement Association, the South Dakota Soybean Association and the South Dakota Corn Growers, and is a former board member of the Ivanhoe Elevator Cooperative and the Ivanhoe School Board.

Peter Kontz 47068 223rd St. Colman, SD 57017	64	1998	2007

Peter has been a farmer for the past 37 years. He is a member of the South Dakota Cattlemen’s Association (Treasurer for four years), South Dakota Corn Growers Association, and the South Dakota Soybean Association. He attended the School of Agriculture in Brookings, South Dakota.

Laron Krause 47244 181st St. Clear Lake, SD 57226	42	2004	2007

Laron has been a farmer for the past 29 years. He is a member of the South Dakota Soybean Association, South Dakota Pork Producers, and South Dakota Corn Growers Association, and is a former president of the South Dakota Soybean Association. He received a degree in Production Agriculture from Canby Vocational Tech, Canby, Minnesota in 1980.

Bryce Loomis 19989 464th Ave. Bruce, SD 57220-5113 President	63	1998	2007	Bryce has been a farmer and seed sales representative for the past 40 years. He is a member of the National Corn Growers Association, the South Dakota Soybean Producers Association, and Farm Bureau.

Robert Nelsen 1173 280th Ave. Westbrook, MN 56183	65	1995-2004	2008

Robert has been a farmer for the past 44 years. He is a state director of the Minnesota Soybean Growers Association and a board member of the Murray County Corn and Soybean Growers. He is also on the executive board of the Lions Club of Westbrook, Minnesota.

Name, Address, Telephone and Board Position, if any	Age	Board Member Since	Current Term Expiring	Occupation and Background
Steven C. Preszler 28708 433rd Ave. Menno, SD 57045	47	2004	2007

Steven has been a farmer for the past 27 years. He is director and vice president of Lumber Yard Board. He is also the past president of Jaycees of Menno and treasurer of the Salem Reformed Church. He is a brother-in-law of Corey Schnabel who is a Board member of the Company representing District 3.

Greg Schmieding 6213 S. Doral Tr. Sioux Falls, SD 57108	51	2005	2008

Greg has been a senior vice president of Metavante since July 1994 and global account director for Manpower, Inc. since July 2005. Prior to this, he was a senior vice president of First Data Corp. for two years and employed by IBM for over eleven years. He also currently manages his family farm operations in South Dakota and Iowa. He received a B.S. degree in History and Geography from South Dakota State University in 1977 and a M.B.A. degree from the University of South Dakota in 1981.

Corey Schnabel 43555 273rd St. Freeman, SD 57029-9760	47	1994-2004	2008

Corey has been a farmer for the past 25 years. He is also a Grandview Township Supervisor. He belongs to the South Dakota and National Corn Growers Association, the South Dakota and American Simmental Association. He is also a former director of the South Dakota Corn Growers Association and National Corn Growers Association. He received an Associate degree in Ag Business from Lake Area Technical Institute, Watertown, South Dakota in 1980. He is a brother-in-law of Steven Preszler who is a Board member of the Company representing District 3.

Anthony Van Uden 3461 300th Ave. Cottonwood, MN 56229	66	1996	2007

Anthony was a farmer for 44 years before retiring in 2003. He is a member of Minnesota Soybean Association, and the American Legion. He is also a past director of the Farmers Elevator Company, the Lucas Town Board, and the Lyon County Planning and Zoning Committee.

Compensation of Board of Managers

Members of the Board are currently provided a per diem payment for services performed in the amount of $150 for each function requiring more than four hours, and $75 for each function requiring less than four hours. In addition to the per diem fee, mileage reimbursement is provided at current IRS rates.

Committees of Board of Managers

The Board has the following committees: finance and audit committee, nomination committee, governance committee, public relations committee, and planning committee.

Board Meetings

The Board held 17 regularly scheduled meetings during the fiscal year ended December 31, 2005.  Each manager attended at least 75% of the meetings of the Board and the committees of which each was a member during the fiscal year ended. All of the managers attended the annual meeting held in June 2005.

Audit Committee

Composition, Charter and Meetings

Our Audit Committee reviews the services provided by our independent auditors, consults with our independent auditors, and reviews the need for internal auditing procedures and the adequacy of internal controls.  The current members of the Audit Committee are Daniel Potter, who serves as the chairperson of the committee, Wayne Enger, Jerome Jerzak, Robert Nelsen, Steven Preszler, Greg Schmieding, Anthony Van Uden, and Ardon Wek.  We believe that the members of the Audit Committee are independent within the meaning of the rules of the NASD.  The Audit Committee held 15 meetings during the fiscal year ended December 31, 2005.

The Audit Committee acts under an Audit Committee Charter which is reviewed annually by the Audit Committee.  The Audit Committee Charter was adopted on May 21, 2004.  The full text of the Audit Committee Charter was attached to the Information Statement for the 2004 Annual Meeting as Annex I.  The Audit Committee Charter is used by the Audit Committee to guide its activities.

Audit Committee Report

The following report was delivered to our Board by the Audit Committee on February 15, 2006.  The following Audit Committee report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference in any such document.

The Audit Committee reviews our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2005. The Audit Committee has discussed with Gordon, Hughes & Banks LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Gordon, Hughes & Banks LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2005.

THE AUDIT COMMITTEE
Daniel Potter, Chair
Wayne Enger
Jerome Jerzak
Robert Nelsen
Steven Preszler
Greg Schmieding
Anthony Van Uden
Ardon Wek

Independent Accountants

Audit Fees.   Gordon, Hughes, & Banks, LLP billed a total amount of $55,000 for professional services rendered for the audit of the Company’s various annual financial statements for the fiscal year ended December 31, 2005, and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ended December 31, 2005.

Audit Related Fees.   Gordon, Hughes, & Banks, LLP billed a total amount of $4,350 for professional services rendered for audit related services primarily as it relates to consultation with the Company regarding an SEC review of the Company’s financial statements during the fiscal year ended December 31, 2005.

Tax Fees.   Gordon, Hughes, & Banks, LLP performed no professional tax services for the fiscal year ended December 31, 2005.

Eide Bailly billed a total amount of $12,173 for professional tax services rendered for the Company during the fiscal year ended December 31, 2005.

All Other Fees.   Gordon, Hughes, & Banks, LLP did not render any other services for which fees were paid for services rendered in connection with other matters requested by the Company during the fiscal year ended December 31 2005.

Fees for Fiscal Year Ended December 31, 2004:

Audit Fees.   Gordon, Hughes, & Banks, LLP billed a total amount of $56,000 for professional services rendered for the audit of the Company’s various financial statements for the fiscal year ended December 31, 2004 and the re-reviews of the financial statements included in the Company’s Forms 10-Q for the 2004 fiscal year.

Prior to the resignation of Eide Bailly LLP in January 2005 and the subsequent retention of Gordon, Hughes, & Banks, LLP, Eide Bailly LLP billed a total amount of $40,641 for professional services rendered for the reviews of the financial statements included in the Company’s Forms 10-Q for the 2004 fiscal year.

Audit Related Fees.   Gordon Hughes & Banks billed a total amount of $0 for professional services rendered for audit related services.

Eide Bailly billed a total amount of $916 for professional services rendered for audit related services. Audit related fees were primarily assurance and related services related to the audit.

Tax Fees.   Gordon, Hughes, & Banks, LLP performed no professional tax services for the fiscal year ended December 31, 2004.

Eide Bailly billed a total amount of $20,754 for professional tax services rendered for the Company during the fiscal year ended December 31, 2004.

All Other Fees.  Gordon, Hughes, & Banks, LLP did not render any other services for which fees were paid in connection with other matters requested by the Company during the fiscal year ended December 31 2004.

Eide Bailly billed a total amount of $4,739 for professional services rendered in connection with other matters requested by the Company during the fiscal year ended December 31, 2004. The fees were associated with the acquisition of USSC.

The Audit Committee Charter provides that the Audit Committee shall approve in advance any fees related to non-audit services.  Accordingly, our auditor submits to the Audit Committee a notice of services proposed to be provided and the associated fees prior to the provision of any non-audit services.  During 2005, all such non-audit fees were pre-approved by the Audit Committee.

Nomination Committee

We have a Nomination Committee and adopted a Nomination Committee charter that is available for review on our website at http://www.sdsbp.com.  The members of the Nomination Committee for the 2006 Annual Meeting were Paul Barthel, Dale Murphy, Robert Nelsen, Daniel Potter, Rodney Skalbeck, Delbert Tschakert and Ardon Wek.  New members will be selected for the Nomination Committee for the 2007 Annual Meeting.  The Nomination Committee held three meetings during the fiscal year ended December 31, 2005.  The Nomination Committee reviews the nomination petition forms submitted by members and may search for and contact potential nominees for positions on the Board.  We believe that the members of the Nomination Committee are independent within the meaning of the rules of the NASD.

Nomination of Directors

A member who wishes to recommend a prospective nominee for the Board next year should send a letter to the attention of the Nomination Committee.  The letter should include whatever supporting material the member considers appropriate.  Nominations for election to the Board to be considered at the 2007 Annual Meeting must be submitted in writing to the South Dakota Soybean Processors, LLC Nomination Committee at our office, PO Box 500, 100 Caspian Ave., Volga, South Dakota 57071-0500 no earlier than January 1, 2007 and no later than March 31, 2007.

Once the Nomination Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to or known by the Nomination Committee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the following factors:

•                  the need for additional Board members to fill vacancies or expand the size of the Board; and

•                  the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Nomination Committee determines (in consultation with the other managers as appropriate) that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Nomination Committee then evaluates the prospective nominee against the standards and qualifications it determines are relevant, including his or her:

•                  experience in the Company’s core business or ancillary markets;

•                  ability to represent the interests of the members of the Company;

•                  standards of integrity, commitment and independence of thought and judgment; and

•                  ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.

The Nomination Committee also considers such other relevant factors as it deems appropriate, including:

•                  the current composition of the Board, and the extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the Board; and

•                  the evaluations of other prospective nominees.

After completing this evaluation, the Nomination Committee determines whether or not a nominee should be presented for election by the members.  The same standards and processes are applied to nominees identified by the Nomination Committee or members.

Communications With Board

Members and other parties interested in communicating directly with the Board may do so by writing to the Board at the Company or to an individual member of the Board.

Compensation Committee

There is no standing compensation committee of the Board.

MANAGEMENT AND EXECUTIVE OFFICERS

The following individuals serve as our executive officers in the capacities listed. These officers serve at the discretion of the Board and can be terminated without notice.

Name	Age	Position

Rodney G. Christianson	52	Chief Executive Officer
Thomas J. Kersting	43	Commercial Manager
James A. Seurer	42	Chief Financial Officer

Rodney G. Christianson, Chief Executive Officer. Rodney joined us as the Chief Executive Officer when operations began in 1996. With 20 years of service with Cargill, Inc. in its Food, Industrial, and Oilseed Sectors, Rodney came to us with significant operational and managerial experience in the U.S. and Brazil. A member of the management team for the Greenfield construction and start up of Cargill’s sunflower plant in West Fargo, North Dakota, Rodney’s experience helped direct our difficult startup toward a financially successful first year of operations.

Rodney is a Minnesota farm native, and received his B.S. in Engineering from North Dakota State University. He holds a Professional Engineer’s License.

Rodney has complete responsibility for our operations.

Thomas J. Kersting, Commercial Manager. Tom joined us as the Procurement Manager when operations began in 1996, and since 1998 has served as the Commercial Manager. Tom was affiliated with Harvest States Cooperative from July 1988 until May 1996. Tom held such positions as Market Analyst/Advisor and Head Procurement Merchandiser for Harvest States Cooperative throughout North Dakota, South Dakota, and Minnesota. As a market analyst, Tom assisted grain elevator profitability by using advanced management and marketing techniques while incorporating specific risk management procedures.

Tom graduated from the University of Minnesota’s College of Agriculture with a B.S. in Agricultural Business Administration with an emphasis in operations management. Tom is a licensed commodity broker, a director of the National Oilseed Processors Association, a voting member of the National Biodiesel Board and our contact for the Chicago Board of Trade.

Tom is responsible for all futures trading strategies, as well as merchandising commodity products, and soybean and natural gas procurement.

James A. Seurer, Chief Financial Officer.  After spending nearly 18 years in the financial institution industry, Jim joined us as Chief Financial Officer in March 2005.  Most recently, Jim served for four years as Vice President/Chief Financial Officer of Red Rocks Federal Credit Union in Highlands Ranch, Colorado (Denver).  Prior to that, Jim served for 14 years as a Federal Examiner and Problem Case Officer with the National Credit Union Administration and he spent a short time in a similar capacity with the State of Colorado.

Jim received a B.S. in Business Administration with emphasis in Accounting and Business Management in 1986 from Northern State University in Aberdeen, South Dakota.  Jim is a licensed Certified Public Accountant (CPA) in the State of Colorado and a member of the Colorado Society of CPAs.

COMPENSATION OF MANAGEMENT AND EXECUTIVE OFFICERS

Summary Compensation Table. The following table sets forth all the compensation we paid during the years ended December 31, 2005, 2004, and 2003 to our principal executive officer and each officer paid over $100,000 in our last fiscal year (the “named executive officers”).  Jim Seurer was hired as our Chief Financial Officer in March 2005 and received no compensation from us during the years ended December 31, 2004, 2003, and 2002.  No other officers received total compensation exceeding $100,000 during the year ended December 31, 2005.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts	All Other Compensation ($)

Rodney G. Christianson	2005	266,667	3,536	4,590	—	—	—	4,531
Chief Executive Officer	2004	245,833	20,894	4,590	—	—	—	4,196
	2003	200,000	36,190	3,855	—	—	—	3,855

Thomas J. Kersting	2005	130,000	350	—	—	—	—	3,002
Commercial Manager	2004	110,750	14,200	—	—	—	—	2,780
	2003	103,792	12,500	—	—	—	—	13,299

On February 1, 2004, we entered into a four-year employment agreement with Mr. Christianson that expires on January 31, 2008.  Under the employment agreement, Mr. Christianson will receive an annual salary of $250,000 through August 31, 2005 and an annual salary of $300,000 for the remaining term of the Agreement.  Mr. Christianson is also entitled to receive an incentive bonus equal to one-half of one percent of net income before taxes and member distributions, excluding certain extraordinary items of income and expense, on up to $5.0 million net income, or 1% of net income before taxes and member distributions if net income exceeds $5.0 million. Mr. Christianson may elect to have his incentive bonus paid directly or deferred.  Mr. Christianson is also entitled to participate in 401(k), healthcare and other retirement and welfare benefit programs that are generally available to employees and a vehicle to be used for business purposes. Mr. Christianson is entitled to eighteen months of severance pay in the event that we terminate his employment during the term of the agreement, other than for cause. Mr. Christianson’s employment contract is terminable at will by the Board of Managers without cause, and may be terminated by Mr. Christianson with 60 days’ notice.  The employment agreement also includes a two-year non-competition provision.

Mr. Kersting has an employment agreement with us that is terminable at will. Mr. Kersting receives a base salary and is entitled to participate in 401(k), healthcare and other retirement and welfare benefit programs that are generally available to employees, including the employee profit sharing program which allocates 4% of net profits over $2 million to all employees other than Mr. Christianson. Individual amounts are allocated and distributed to employees based on a formula that takes into account current salary level, level of responsibility and the impact of the employee’s position on profits.

Messrs. Christianson and Kersting also have a deferred compensation plan that provides “phantom” capital units.  Messrs. Christianson and Kersting’s initial grants under these plans are fully vested.  On February 1, 2004, Mr. Christianson received an additional grant under an amended and restated deferred compensation plan.  Under both the original and amended plan, we will pay an amount equal to the fair market value of the participant’s vested phantom capital units in five annual substantially equal installments beginning upon the earlier of termination of employment with us or his 65th birthday.

Our Chief Financial Officer, Jim Seurer, was hired in March 2005 and received no compensation from us during the years ended December 31, 2004, 2003, and 2002.  Mr. Seurer’s employment with us is terminable at will.  Mr. Seurer receives a base salary and is entitled to participate in 401(k), healthcare and other retirement and welfare benefit programs that are generally available to employees, including the employee profit sharing program.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, MANAGEMENT AND NOMINEES

The following table sets forth the beneficial ownership of our outstanding capital units by our Board members and named executive officers as of May 1, 2006.  As of that date, no person beneficially owned more than 5% of our capital units.

Name and Address of Beneficial Owner (1)	Number of Votes Beneficially Owned	Voting Percentage	Number of Capital Units Beneficially Owned	Ownership Percentage

Paul Barthel, Manager	1	*	20,500	*
Rodney Christianson, CEO (2)	1	*	25,500	*
Dean Christopherson, Manager (3)	1	*	30,000	*
David Driessen, Manager	1	*	45,000	*
Wayne Enger, Manager	1	*	17,000	*
Ronald Gorder, Manager (4)	1	*	50,000	*
Ryan Hill, Manager (5)	2	*	24,500	*
Kent Howell, Manager (6)	2	*	80,000	*
Jerome Jerzak, Manager (7)	1	*	22,500	*
Tom Kersting, Commercial Manager	—	*	—	*
Peter Kontz, Manager (8)	2	*	119,000	*
Laron Krause, Manager	1	*	20,000	*
Bryce Loomis, Manager (9)	1	*	40,000	*
Dale Murphy, Manager (10)	1	*	96,000	*
Robert Nelsen, Manager	1	*	24,000	*
Daniel Potter, Manager (11)	2	*	16,500	*
Steven C. Preszler, Manager	1	*	17,000	*
Corey Schnabel, Manager	1	*	15,000	*
Greg Schmieding, Manager (12)	1	*	8,750	*
James Seurer, CFO	—	*	—	*
Rodney Skalbeck, Manager	1	*	113,500	*
Delbert Tschakert, Manager (13)	2	*	50,000	*
Tony Van Uden, Manager	1	*	60,000	*
Ardon Wek, Secretary, Manager (14)	1	*	35,000	*
Manager and Executive Officers, as a group	27	1.22%	929,750	3.05%

*	Percentage of shares beneficially owned does not exceed 1% of the class.
(1)	The addresses for each of the individual managers listed are set forth above under Board of Managers.
(2)	Represents capital units owned jointly with Mr. Christianson’s wife.
(3)	Represents capital units owned of record by Mr. Christopherson’s wife.
(4)	Represents capital units owned of record by Gorder Dairy Farm of which Mr. Gorder is an owner.
(5)	Includes 11,000 capital units owned of record by Mr. Hill’s wife.
(6)	Represents 30,000 capital units owned jointly with Mr. Howell’s wife and 50,000 capital units owned of record by Howell Farms of which Mr. Howell’s is an owner.
(7)	Represents capital units owned jointly with Mr. Jerzak’s wife.
(8)	Includes 73,000 capital units owned of record by Mr. Kontz’s wife.
(9)	Represents capital units owned jointly with Mr. Loomis’s wife.
(10)	Represents capital units owned of record by the Dale F. Murphy Revocable Trust of which Mr. Murphy is a trustee.
(11)	Includes 7,500 capital units owned of record by Potterosa Farms, Inc. of which Mr. Potter is a co-owner.
(12)	Represents capital units owned jointly with Mr. Schmieding’s wife.
(13)	Includes 21,500 capital units owned of record by Mr. Tschakert’s wife.
(14)	Represents capital units owned jointly with Mr. Wek’s wife.

The following table sets forth the beneficial ownership of our outstanding capital units by the nominees for managers that are not currently members of the Board as of May 1, 2006.

Name of Beneficial Owner	Number of Votes Beneficially Owned	Voting Percentage	Number of Capital Units Beneficially Owned	Ownership Percentage

Alan Christensen (1)	1	*	30,000	*
Dan Feige	1	*	31,500	*
Naomi R. Hill (2)	1	*	24,500	*
James H. Jepsen	1	*	35,000	*
Ronald Jongeling	1	*	20,000	*
Gary Kruggel (3)	1	*	15,000	*
Dwight Mork	1	*	7,500	*
Robert Nelson (4)	1	*	8,500	*
Maurice Odenbrett	1	*	40,000	*
Duane Roiger	1	*	7,500	*
Lyle R. Trautman (5)	1	*	14,500	*
Gary Wertish (6)	1	*	145,500	*

*	Percentage of shares beneficially owned does not exceed 1% of the class.
(1)	Represents capital units owned jointly with Mr. Christensen’s wife.
(2)	Includes 13,500 capital units owned of record by Mrs. Hill’s husband.
(3)	Represents capital units owned jointly with Mr. Kruggel’s wife.
(4)	Represents capital units owned jointly with Mr. Nelson’s wife
(5)	Represents capital units owned jointly with Mr. Trautman’s wife.
(6)	Includes 5,250 capital units owned of record by Mr. Wertish’s wife.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The individual Board members, nominees and executive officers of the Company have not entered into, and do not anticipate entering into, any contractual or other transactions between themselves and the Company, except for continuing employment agreements, as described above under “Compensation of Management and Executive Officers,” and the Operating Agreement of the Company, and soybean or soybean product sales and purchases that are on the same terms available to the public. The Board receives a per diem fee and other reimbursement and compensation for their Board services, as described above under “Board of Managers – Compensation Board of Managers.”  The executive officers receive compensation as executive officers as described above under “Compensation of Management and Executive Officers.”

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of the common stock are required to report their ownership of our capital units and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and to furnish us with copies of such reports. Specific due dates for these reports have been established and we are required to disclose in this report any failure to file on a timely basis by such persons.  To our knowledge, based solely upon a review of copies of such reports received by us which were filed with the SEC from January 1, 2005 through May 1, 2006, and upon written representations from such persons that no other reports were required, we believe that all reports required to be filed under Section 16(a) for 2005 have been timely filed with the SEC, other than a Form 4 filed by Mr. Wayne Enger.

ANNUAL REPORT

Our annual report on Form 10-K/A for the fiscal year ended December 31, 2005, including financial statements, accompanies the mailing of this Information Statement, but it is not deemed a part of this Information Statement.

AUDIT MATTERS

A representative of the firm of Gordon Hughes & Banks, LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from members.

MEMBER PROPOSALS

Any member proposal intended to be considered for inclusion in the Information Statement for presentation at the 2007 Annual Meeting of Members must be received by the Company no later than February 15, 2007.  The proposal must be in accordance with the provisions of Item 4 of Schedule 14C promulgated by the SEC under the Exchange Act. It is suggested that the proposal be submitted by certified mail—return receipt requested. Members who intend to present a proposal at the 2007 Annual Meeting of members without including such proposal in the Company’s Information Statement must provide us with notice of such proposal no later than 60 days before the Annual Meeting date.  We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

“HOUSEHOLDING” OF PROXY MATERIALS.

The SEC has adopted rules that permit companies to satisfy delivery requirements for information statements with respect to two or more members sharing the same address by delivering a single information statement addressed to those members.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.  We household information materials, delivering a single information statement to multiple members sharing an address unless contrary instructions have been received from the affected members.  Once you have received notice from us that we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement, please notify us by sending a written request to South Dakota Soybean Processors, PO Box 500, 100 Caspian Ave., Volga, South Dakota 57071-0500 or by contacting us at (605) 627-9240.

OTHER MATTERS

The Board knows of no other matter to be acted upon at the meeting.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Bryce Loomis
Bryce Loomis President of the Board of Managers

May 25, 2005

TO BE CERTAIN THAT YOUR CAPITAL UNITS WILL BE REPRESENTED AT THE 2006
ANNUAL MEETING OF MEMBERS, WE URGE YOU TO ATTEND THE MEETING AND TO
VOTE YOUR CAPITAL UNITS.